Exhibit 10.4

[•], 2021

[First Name] [Last Name]

Re:	Stock Incentive Plan Award Acceleration and Cash-Out

Dear [First Name]:

Pursuant to the Company’s Amended Joint Plan of Reorganization (the “Chapter 11 Plan”), as approved by the United States Bankruptcy Court for the Southern District of New York, you will receive a cash payment of US$[•], to be paid in your local currency based on the exchange rate1 as of two (2) business days prior to the effective date of the Chapter 11 Plan (such date, the “Effective Date”, and such payment, the “Accelerated Cash Payment”) in respect of, and in full satisfaction of, your outstanding equity-based and cash-based awards granted under the 2018 Stock Incentive Plan of Garrett Motion Inc. and its Affiliates (“the Company”), including in respect of, and in full satisfaction of, any cash-based Performance Units that you hold (if any), and subject to any applicable tax treatment and withholding under federal, state or local law. By signing this letter agreement (this “Letter Agreement”) and accepting the Accelerated Cash Payment, you acknowledge that the Accelerated Cash Payment is being paid in consideration of the full cancellation of all of your outstanding equity-based and equity-linked awards, which awards shall be cancelled as of the effective time of the Chapter 11 Plan.

The Accelerated Cash Payment will be paid to you within thirty (30) days following the Effective Date, subject to the terms and conditions of this Letter Agreement. In consideration of the Accelerated Cash Payment, you agree to the terms and conditions of this Letter Agreement:

1. Repayment on Early Termination. If you terminate your employment with the Company without Good Reason or the Company terminates your employment for Cause (each as defined under paragraph 10 below) before the first anniversary of the Effective Date (the “Emergence Anniversary Date”), then you must repay to the Company 100% of the “After-Tax Value” (as defined below) of your Accelerated Cash Payment to the Company within 10 days following your termination of employment. This is a full recourse obligation to you. For purposes of this Letter Agreement, “After-Tax Value” means the gross amount of the Accelerated Cash Payment net of any taxes you are required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of the repayment described above. The new board of directors of the Company shall determine in good faith the After-Tax Value of the Accelerated Cash Payment, which determination will be conclusive and binding.

2. No Repayment Upon Certain Terminations. For the avoidance of doubt, you will not be required to repay your Accelerated Cash Payment if (a) your employment terminates on or after the Emergence Anniversary Date for any reason, (b) in the event at any time of your death or termination of your employment due to your disability, or (c) your employment is terminated by the Company without Cause or by you for Good Reason.

[1]

The exchange rate for purposes of this Agreement shall be as quoted at 4:00 p.m. (New York time) on the second Business Day prior to the Effective Date, at the mid-range spot rate of exchange for the applicable foreign currency as published in The Wall Street Journal, National Edition, on the Business Day immediately preceding the effective time of the Chapter 11 Plan.

3. No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

4. Settlement of Claims. In the event that you are required to repay the Accelerated Cash Payment pursuant to paragraph 1, the Company may offset, to the extent allowable by law, any amounts owed or otherwise payable by the Company or its affiliates to you against the amount that you are required to repay.

5. Other Benefits. The Accelerated Cash Payment will not be taken into account in computing the amount of any salary or compensation to determine any bonus, retirement, or other benefit under any Company benefit plan or arrangement.

6. No Assignments; Successors. This Agreement is personal to you and you may not assign or delegate any right or obligation under it. This Agreement will inure to the benefit of any successor to the Company.

7. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of [Switzerland. The courts of Switzerland shall have exclusive jurisdiction for any dispute arising out of or in connection with this Agreement.] [the State of Delaware.]

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9. Entire Agreement; Amendment. This Agreement, the Chapter 11 Plan, the 2018 Stock Incentive Plan and any applicable award agreements thereunder contain the entire understanding between you and the Company with respect to the Accelerated Cash Payment and supersede any and all prior agreements or understandings between you and the Company with respect to the Accelerated Cash Payment, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

10. Definitions. “Good Reason” and “Cause” within the meaning of this Agreement shall be defined as follows:

(a) “Cause” means any of the following: (i) clear and convincing evidence of a significant violation of the Company’s Code of Business Conduct; (ii) the misappropriation, embezzlement or willful destruction of Company property of significant value; (iii)(A) the willful failure to perform, (B) gross negligence in the performance of, or (C) intentional misconduct in the performance of, significant duties that results in material harm to the business of the Company; (iv) [the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised)] [conviction of a criminal offence (whether or not any right to appeal has been or may be exercised)]; (v) the failure to cooperate fully in a Company investigation or the failure to be fully truthful when providing evidence or testimony in such investigation; or (vi) clear and convincing evidence of the willful falsification of any financial records of the Company that are used in compiling the Company’s financial statements or related disclosures.

(b) “Good Reason” means any one or more of the following:

i. A material change in your position, duties and/or responsibilities as they existed immediately prior to the Effective Date;

ii. A significant reduction in your Base Salary (as defined below) or Annual Incentive Compensation (as defined below);

iii. Any significant reduction in the economic value of awards granted under any Company equity long-term incentive plans in which you participated in prior to the Effective Date, provided that you will not have grounds to terminate your employment with the Company with “Good Reason” as a result of, or in connection with, equity-based awards granted during 2021 under the management incentive plan referred to in the Chapter 11 Plan and expected to be adopted shortly after the Effective Date;

iv. Any geographic relocation of your position to a new location that is more than fifty (50) miles from your last principal office location prior to the date of this Agreement; provided, that it shall not be considered “good reason” for the Company to request that you no longer work from “home” or other remote location; or

v. Any action by the Company that, under applicable law, constitutes constructive discharge.

For purposes of this paragraph 10, the term “significant reduction” shall mean a reduction or series of reductions with respect to the same form of benefit or remuneration that are greater than 10%, or which do not affect substantially all persons covered by the plan or program in question.

Notwithstanding the foregoing, Good Reason shall not be deemed to have occurred unless you provide written notice to the Company identifying the event or omission constituting the reason for a Good Reason termination within ninety (90) days following the first occurrence of such event or omission. Within thirty (30) days after such notice has been provided to the Company, the Company shall have the opportunity, but shall have no obligation, to cure such event or conditions that give rise to a Good Reason termination. If the Company fails to cure the events or conditions giving rise to your Good Reason termination by the end of the thirty (30) day cure period, your employment shall be terminated effective as of the expiration of such thirty (30) day cure period unless you have withdrawn such Good Reason termination notice.

(c) “Base Salary” means the highest monthly base salary payable to you during the thirty-six (36) month period preceding your termination.

(d) “Annual Incentive Compensation” means the product of (i) an amount equal to the product of your Base Salary times twelve (12), and (ii) the greater of (A) your short-term incentive compensation target percentage as originally set for 2020, or (B) the average of your short-term incentive compensation target percentages for the last three (3) years prior to your termination of employment (or such lesser period as you may have been employed).

[Signature Page Follows]

We thank you for the service you have rendered in the past and look forward to your continued contribution to the success of the Company. Please acknowledge your acceptance of the terms of this Letter Agreement and return it to me as soon as possible but no later than [•], 2021.

Very truly yours,

[Name]
[Title]

Acknowledged and agreed:

Name:

Title:

Date: